Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

The Board of Directors

Wentworth Energy, Inc.

(A Development Stage Enterprise)

We consent to the use in the Amendment No. 1 to the Registration Statement of Wentworth Energy, Inc. on Form SB-2 (the “Registration Statement”) of our Auditors’ Report dated April 13, 2006 except notes 9, 13, and 17 dated December 13, 2006 on the balance sheets of Wentworth Energy, Inc. as at December 31, 2005, and 2004 and the related statements of operations and deficit, stockholders’ equity and cash flows for the period from inception July 21, 2004 to December 31, 2005.

In addition, we consent to the reference to us under the heading “Experts” in the Registration Statement.

MACKAY LLP

CHARTERED ACCOUNTANTS

/s/ MacKay LLP

Vancouver, British Columbia

Canada

December 20, 2006